EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
The GCG Trust

Special Meeting of Shareholders

At a special meeting of shareholders of the Real Estate
Series of the GCG Trust (the "Trust") held on April 22,
2002, the following actions were taken:

(1) The new portfolio management agreement by and among the Trust, Directed Services Inc. ("DSI") and Morgan Stanley
Investment Management Inc. d/b/a Van Kampen ("Van
Kampen") with regard to the Real Estate Series of the Trust was approved by the shareholders of the Real Estate
Series as follows:

            Against or
For          Withheld     Abstained        Total
8,109,570     173,615      318,717       8,601,902


(2) A change in the Real Estate Series' sub-classification under the Investment Company Act of 1940, as amended, from diversified to non-diversified, was approved by shareholders of the Real Estate Series as follows:

            Against or
For          Withheld     Abstained        Total
7,886,337     307,763      407,802       8,601,902



At a special meeting of shareholders of the Van Kampen
Growth & Income Series of the Trust held on April 22, 2002, the following actions were taken:

(1) The new portfolio management agreement among the Trust, DSI and Van Kampen with regard to the Growth & Income
Series was approved by the shareholders of the Van Kampen
Growth & Income Series as follows:


             Against or
For           Withheld    Abstained      Total
35,922,450    746,814     1,666,885   38,336,148

(2) A change in the fundamental investment objective of the Van Kampen Growth and Income Series was approved by shareholders of the Van Kampen Growth & Income Series as follows:

            Against or
For          Withheld     Abstained        Total
35,460,572   1,033,914    1,841,662      38,336,148